Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements No. 33-62173, 333-44544 and 333-116745 on Form S-8 of XETA Technologies, Inc. of our report dated January 8, 2010, relating to our audits of the consolidated financial statements, which appear in the Annual Report on Form 10-K of XETA Technologies, Inc. as of October 31, 2009 and 2008, and for each of the three years in the period ended October 31, 2009.

Tullius Taylor Sartain & Sartain LLP audited the financial statements of XETA Technologies, Inc. for the year ended October 31, 2007, and merged with Hogan & Slovacek P .C. to form HoganTaylor LLP effective January 7, 2009.

/s/ Hogan Taylor LLP

Tulsa, Oklahoma

January 8, 2010